Exhibit 23.4

[NSAI LOGO]

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report letter dated March 18, 2005 on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries, to all references to our firm, and to the reference to our firm as experts in the Registration Statement on the Amendment No. 2 to Form S-3.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas

December 20, 2005

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